Exhibit 10.5


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 11th day of January, 2007, between Navstar Media Holdings, Ltd., a Nevada corporation . (the "Company"), and YANG Wenquan, residing at Beijing, China 100026 (the "Executive").

     WHEREAS, the Company's business consists of the development and production of traditional and digital media products and activities incidental thereto (the "Business");

     WHEREAS, the Company has expended considerable time, effort and resources in the development of certain Confidential Information, as defined hereinbelow, which must be maintained as confidential in order to ensure the success of the Company's Business; and

     WHEREAS, the Executive will have immediate access to such Confidential Information immediately upon the Executive's execution of this Agreement;

     NOW, THEREFORE, in consideration of the covenants and promises contained herein, the compensation and benefits received by the Executive from the Company, and the access given the Executive to the aforesaid confidential and proprietary information, and for other good and valuable consideration, the sufficiency of and receipt of which are hereby acknowledged, the Company and the Executive agree as follows:

     1. Employment Period. The Company offers to employ the Executive, and the Executive agrees to be employed by Company, in accordance with the terms and subject to the conditions of this Agreement commencing on the effective date of this Agreement (the "Commencement Date") and terminating the third anniversary of the Commencement Date (the "Scheduled Termination Date"), unless terminated prior thereto in accordance with the provisions of paragraph 7 hereinbelow. This Agreement is renewable for another term of two years at the expiry with the mutual agreement between the Company and the Executive. The Executive affirms that no obligation exists between the Executive and any other entity which would prevent or impede the Executive's immediate and full performance of every obligation of this Agreement.

     2. Position and Duties. During the term of the Executive's employment hereunder, the Executive will serve in the position, and assume duties and responsibilities consistent with the position of Chief executive officer unless and until otherwise instructed by the Company. The Executive agrees to devote all of his skill, energy and best business efforts during the term of his employment with the Company. The Executive covenants and agrees that for so long as he is employed by the Company, the Executive shall inform the Company of each and every business opportunity related to the business of the Company of which the Executive becomes aware, and that the Executive will not, directly or indirectly, exploit any such opportunity for the Executive's own account, nor will the Executive acquire any interest of any type in any other business or engage in any activities that conflict with the Company's best interests or which is in competition with the Company.

     3. Hours of Work. The Executive's normal days and hours of work shall be mutually agreed upon with the Company. The nature of the Executive's employment with the Company requires flexibility in the days and hours that the Executive must work, and may necessitate that the Executive work on other or additional days and hours. The Company reserves the right to require the Executive, and the Executive agrees, to work during other or further days or hours than the mutually agreed business hours.

     4. Location. The locus of the Executive's employment with Company shall be the Company's office located in the offices of the Company in Beijing, China and its operations in New York, the United States of America. The Company may, in its sole discretion, require the Executive to travel to and reside in, on a temporary, indefinite or permanent basis, in any other location throughout the world in which the Company or any of its affiliates has offices.

     5. Base Salary; Reimbursement of Expenses. (a) During the Executive's continued full and satisfactory performance of his duties and responsibilities hereunder, the Company shall pay or cause to pay, and the Executive agrees to accept, during the first year (the "First Year") of the Executive's employment, in consideration for the Executive's services, pro rata payments, as earned and consistent with Company's then-existing payroll practices, of the monthly salary of US$4,000, less all applicable taxes and other appropriate deductions to be paid in the Company's shares of common stock valued at the the closing price of the month but given out on a quarterly basis to be paid. Following the First Year, the Executive's base salary shall be reviewed annually by the Board of Directors of the Company. The Company reserves the right, in its sole discretion, and the Executive hereby acknowledges the Company's right, to make no such payments or make reduced payments in connection with any periods of unauthorized or unjustified absence from work or in the event that the Executive is unavailable or unable to perform the Executive's duties for the Company without adequate justification, as determined by the Company in its sole discretion.

     (b) The Company shall promptly pay or reimburse the Executive for all reasonable expenses actually and properly (in accordance with the Company's policy) incurred or paid by him, in an amount not to exceed US$4,000, in connection with the performance of his services under this Agreement (including, without limitation, travel expenses) upon presentation of expense statements or vouchers or such other supporting documentation in such form and containing such information as the Company may from time to time require.

     6. Restricted Stock. During the Executive's continued full and satisfactory performance of his duties and responsibilities hereunder, and subject to the provisions in paragraph 7 hereinbelow, and for each 12 month period, the Company shall award to him, in four quarterly installments on each three month anniversary after the Commencement Date, restricted shares of common stock of the Company. Each quarterly grant shall consist of the quantity of shares of common stock of the Company whose aggregate market price at close of trading on the date of grant equals $0. The Executive's right to receive any quarterly grant of stock options is subject to and conditional upon his status as a full-time employee of the Company at the time of such grant, and the Executive shall not be entitled to any portion of any quarterly grant that has not already been awarded to him prior to his last date of full-time employment with the Company.

     7.   Termination.

     a. Death Or Resignation. If the Executive dies or resigns during the term of this Agreement, this Agreement shall automatically terminate on the date of the Executive's death or resignation and, following the date of the Executive's death or resignation, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary through the Executive's date of death or resignation and to pay the Executive for any unused accrued and unforfeited vacation. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

     b. Disability. At any time during the term of this Agreement, the Company may terminate this Agreement and the Executive's employment with the Company because of the Executive's "Disability," by written notice to the Executive. For purposes of this Agreement, "Disability" shall mean, if at the end of any calendar month during the term of this Agreement, the Executive, as a result of mental or physical illness or injury, is or has been unable to perform his duties under this Agreement, without or without reasonable accommodation, for
(i) the four (4) preceding consecutive calendar months, or (ii) any 180 days in the previous twelve (12) months. If this Agreement is terminated because of the Executive's "Disability," the Company shall have no further obligations or liability to the Executive or his heirs, administrators or Executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary through the Executive's last date of employment with the Company and to pay the Executive for any unused accrued and unforfeited vacation. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

     c. "Cause." At any time during the term of this Agreement, the Company may terminate this Agreement and the Executive's employment with the Company, at any time, for "Company Cause." For purposes of this Agreement, "Company Cause" shall mean: (i) the good faith determination by the Company's Board of Directors that there has been continued neglect by the Executive of his duties hereunder, or (ii) willful misconduct on the Executive's part in connection with the performance of his duties hereunder, provided however, that the Executive shall have been given one (1) written notice of such determination by the Company's Board of Directors of continued neglect or willful misconduct and thereafter the Executive shall not have cured such neglect or willful misconduct to the satisfaction of the Company's Board of Directors within fifteen (15) days of the Executive's receipt of such written notice, (iii) the Executive is convicted of or pleads guilty or no contest to a felony or other conduct involving moral turpitude. If this Agreement is terminated for "Company Cause," following the Executive's last date of employment with the Company, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or Executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary through the Executive's last date of employment with the Company and to pay the Executive for any unused accrued and unforfeited vacation. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

         d. Termination By The Board of Directors. At any time during the term of this Agreement, the Board of Directors of the Company, in its sole discretion and by majority vote, may terminate this Agreement and the Executive's employment with the Company without "Company Cause" by delivering to the Executive written notice. In the event that this Agreement and the Executive's employment with the Company is terminated pursuant to this subparagraph 7(d), following the Executive's last date of employment with the Company, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits, except for the obligation to pay the Executive any earned but unpaid base salary through the Executive's last date of employment, the obligation to pay the Executive for any unused accrued and unforfeited vacation, and the obligation to continue to pay the Executive his base salary in accordance with paragraph 5(a) hereinabove through the Scheduled Termination Date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

     8.   Confidential Information.

     a. The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he will be exposed to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients or customers ("Confidential Information"). The term "Confidential Information" means information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers, and includes, without limitation, and includes, without limitation, the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, whether or not such information is on the Company's forms, memos, computer disc or tape, or otherwise, whether or not such information is in written or verbal form, and whether or not marked "trade secret" or "confidential" or any similar legend: (i) sales information, (ii) operations information, (iii) financial information, (iv) administrative information, (v) research information, (vi) customer information, (vii) supplier information, and
(viii) any other information concerning the Company, its business, its properties or its affairs that the Company deems to be confidential or that is confidential according to industry practices.

     b. Except as authorized in writing by the Company's Chief executive officer, during the term of this Agreement and thereafter until such time as any such Confidential Information become generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers, the Executive agrees to keep strictly confidential and not use or disclose, cause to be used or disclosed, or permit to be used or disclosed, to any person or entity and/or for his personal benefit or the benefit to any other person or entity, any Confidential Information.

     c. The Executive agrees that upon termination of his employment with the Company for any reason, he will promptly return to the Company all Confidential Information within his possession or within his power to control, including, without limitation all copies of such Confidential Information, all abstracts of such Confidential Information and any other information containing such Confidential Information in whole or in part.

     d. The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of the Executive's prior employer(s) in providing services to the Company.

     9.   Ownership and Assignment of Inventions.

     a. The Executive acknowledges that, in connection with his duties and responsibilities relating to his employment with the Company, the Executive and/or other employees of the Company working with the Executive, without the Executive or under the Executive's supervision, may create, conceive of, make, prepare, work on or contribute to the creation of, or may be asked by the Company and/or its affiliates or customers to create, conceive of, make, prepare, work on or contribute to the creation of, without limitation, lists, business diaries, business address books, documentation, ideas, concepts, inventions, designs, works of authorship, computer programs, audio/visual works, developments, proposals, works for hire or other materials ("Inventions"). To the extent that any such Inventions relate to any actual or reasonably anticipated business of the Company or any of its affiliates or customers, or falls within, is suggested by or results from any tasks assigned to the Executive for or on behalf of the Company or any of its affiliates or customers, the Executive expressly acknowledges that all of his activities and efforts relating to any Inventions, whether or not performed during the Executive's or the Company's regular business hours, are within the scope of the Executive's employment with the Company and that the Company owns all right, title and interest in and to all Inventions, including, to the extent that they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions. The Executive also acknowledges and agrees that the Company owns and is entitled to sole ownership of all rights and proceeds to all Inventions.

     b. The Executive expressly acknowledges and agrees to assign to the Company, and hereby assigns to the Company, all of the Executive's right, title and interest in and to all Inventions, including, to the extent they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions.

     c. In connection with all Inventions, the Executive agrees to disclose any Invention promptly to the Company and to no other person or entity. The Executive further agrees to execute promptly, at the Company's request, specific written assignments of the Executive's right, title and interest in any Inventions, and do anything else reasonably necessary to enable the Company to secure or obtain a copyright, patent, trademark or other form of protection in or for any Invention in the United States or other countries. The Executive further agrees that the Company is not required to designate the Executive as an author of or contributor to any Invention or to secure the Executive's permission to change or otherwise alter any Invention.

     d. The Executive acknowledges that all rights, waivers, releases and/or assignments granted herein and made by the Executive are freely assignable by the Company and are made for the benefit of the Company and its affiliates, subsidiaries, licensees, successors and assigns.

     e. The Executive agrees to waive, and hereby does waive, for the benefit of all persons, any and all right, title and interest in the nature of "moral rights" or "droit moral" granted to the Executive in any country in the world.

     10. Non-Competition And Non-Solicitation. Because of the nature of the Company's Business, and because, as a result of their employment with the Company, the Executive and other present and former employees of the Company have been and will be exposed to Confidential Information, the Executive acknowledges that the Company would sustain grievous harm in the event that he or the Company's other present and former employees were to disclose Confidential Information, engage in business activities that compete with the Business, appropriate or divert business or customers of the Company and/or induce employees or consultants of the Company to leave the employment of the Company, all of which would violate recognized employee obligations. The Executive acknowledges that the Company has a legitimate business interest in protecting itself from the aforementioned harm and in the protection and maintenance of the Confidential Information and the Company's customer relationships. Therefore, the Executive hereby agrees and covenants to be bound by the non-competition and non-solicitation restrictions set forth herein below, which restrictions the Executive agrees and acknowledges are reasonable and necessary and do not impose undue hardship or burdens on the Executive.

     a. The Executive agrees that, during his employment with the Company for a period of three (3) years following the termination of his employment with the Company, he shall not directly or indirectly own, manage, operate, control, be employed by, consult for, be a shareholder of, be an officer of, participate in, contract with or be connected in any capacity or any manner with any business that directly or indirectly (whether through related companies or otherwise) competes with the Company anywhere in the United States and the People's Republic of China where the Company is engaged in the Business, provided however, that the Executive shall not be prevented from owning an interest in a publicly traded company so long as the fair market value of such interest at the date of acquisition is less than One Hundred Thousand United States Dollars (US$100,000.00) and none of the Executive or his affiliates will directly or indirectly (whether through related companies or otherwise) compete with the Company anywhere in the United States and the People's Republic of China where the Company is engaged in the Business.

     b. The Executive agrees that during the period of his employment with the Company and for a period of three (3) years following the termination of his employment with the Company, for any reason he will not directly or indirectly supervise, manage, hire, cause to be hired or otherwise induce any employee of the Company to leave the employment of the Company or any independent contractor of the Company to terminate its relationship with the Company, for any reason.

     c. The Executive agrees that during the period of his employment with the Company and for a period of three (3) years following the termination of his employment with the Company, he will not directly or indirectly appropriate, divert or assist another to appropriate or divert any actual or potential business or customer away from the Company, or attempt to do any of the foregoing or otherwise induce or attempt to induce any customer of the Company, to terminate or adversely modify its relationship with the Company or any potential customer to not enter into a relationship with the Company.

     d. If any of the restrictive covenants set forth in paragraphs 10(a), (b) and (c) of this Agreement is held to be invalid, illegal or unenforceable (in whole or in part), such restrictive covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and a court of competent jurisdiction shall have the power to modify, any such restrictive covenant to the extent necessary to render such provision enforceable, and the remaining restrictive covenant shall not be affected thereby.

     e. In the event of a violation of any of the restrictive covenants set forth in paragraphs 10(a), (b) and (c) of this Agreement, if the Executive is prevented by a court or arbitrator from committing any further violation, whether by a temporary restraining order, injunction or otherwise, the time periods set forth in paragraphs 10(a), (b) and (c) of this Agreement shall be computed by commencing the periods on the date of the applicable court or arbitrators' order and continuing them from that date for the full period provided.

     f. The Executive shall have the right to request a waiver of all or part of the restrictive covenants contained in paragraphs 10(a), (b) and (c) of this Agreement by providing the Company with a written request for such a waiver that contains all relevant details. The Company may, in its sole discretion, waive all or part of the restrictive covenants contained in paragraphs 10(a), (b) and
(c) of this Agreement on such terms and conditions, and to such extent, as it, in its sole discretion, deems appropriate. Such waiver must be in writing.

     g. The parties acknowledge that this Agreement would not have been entered into, that the benefits described in paragraphs 5 and 6 would not have been promised to the Executive by the Company, in the absence of the Executive's covenants and promises set forth in paragraphs 10(a), (b) and (c) of this Agreement.

     11. Notwithstanding the termination of this Agreement and of the Executive's employment with the Company, paragraphs 8, 9 and 10 of this Agreement shall continue in full force and effect in accordance with their terms.

     12. Dispute Resolution. The Executive and the Company agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or with the Executive's employment with Company, if not amicably settled by the parties, shall be resolved exclusively through final and binding arbitration under the auspices of the American Arbitration Association ("AAA") in accordance with the commercial arbitration rules and supplementary procedures for international commercial arbitration of the AAA. The arbitration shall be held in New York City. There shall be three arbitrators: one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with the arbitration proceedings.

Arbitration shall be the sole, binding, exclusive and final remedy for resolving any dispute between the parties; provided, however, that either party may apply to any court of competent jurisdiction in the State of New York for enforcement of any award granted by the arbitrators. The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them. The arbitrators may grant any relief authorized by law for any properly established claim. The interpretation and enforceability of this paragraph of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. ss.1, et seq. More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, or for alleged discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Executive Retirement Income Security Act, the Civil Rights of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, COBRA, and any other federal, state, or local law, regulation, or ordinance, and any common law claims, claims for breach of contract, or claims for declaratory relief. The Executive acknowledges that the purpose and effect of this paragraph is solely to elect private arbitration in lieu of any judicial proceeding he might otherwise have available to him in the event of an employment-related dispute between him and the Company. Therefore, the Executive hereby waives his right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any employment-related claims will be arbitration.

     13.  Miscellaneous.

     a. Telephones, stationery, postage, e-mail, the internet and other resources made available to the Executive by the Company, are solely for the furtherance of the Company's business.

     b. All issues concerning, relating to or arising out of this Agreement and from the Executive's employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to that State's principles of conflicts of law.

     c. The Executive and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

     d. The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive's threatened or actual breach of paragraphs 8, 9 or 10 of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of paragraphs 8, 9 or 10 of this Agreement. The Executive and the Company agree that any pursuit of equitable relief in respect of paragraphs 8, 9 or 10 of this Agreement shall have no effect whatsoever regarding the continued viability and enforceability of paragraph 11 of this Agreement.

     e. Any waiver or inaction by the Company for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

     f. The Executive and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement's meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by her or it in entering into this Agreement.

     g. The Company and the Executive agree that the Executive's obligations to the Company during the Executive's employment with the Company, as well as any other obligation of the Executive under this Agreement, may be assigned to any successor in interest to the Company or any division or affiliate of the Company in its sole discretion and without additional consideration or prior notice to the Executive, but that nothing requires the Company to do so. The Executive's obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity.

     h. The Company and the Executive acknowledge and agree that future alterations to the Executive's work hours, working title, management or supervisory responsibilities, number of subordinate Executives, sales or promotional budgets, reporting relationships within the Company or with businesses affiliated with the Company, management responsibilities or duties, or similar changes or alterations may occur periodically during the Executive's employment with the Company. The Company and the Executive agree that the Company, in its sole discretion, may implement such alterations or adjustments for any or no reason and that any such action shall not constitute a breach of this Agreement so long as the Company continues to perform its remaining obligations as provided by this Agreement.

     i. This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may only be amended only by a writing signed by the Company and the Executive.

     j. This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties' entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF. THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES.

                        UNDERSTOOD, AGREED, AND ACCEPTED:



YANG Wenquan                                Navstar Media Holdings, Inc.


Name: /s/ YANG Wenquan                      By: /s/ Ranny Liang
      ------------------                        -------------------------
                                            Name: Ranny Liang
                                            Title: Chairman

Date:  January 11, 2007                     Date:    January 11, 2007